Exhibit 3.110(b)

THIRD AMENDMENT TO
RIVER OAKS REALTY LIMITED PARTNERSHIP AGREEMENT

This THIRD AMENDMENT TO RIVER OAKS REALTY LIMITED PARTNERSHIP AGREEMENT is made as of June 30, 2006, between KIMBALL HILL HOMES HOUSTON INVESTMENTS, L.L.C. (“Houston Investments”), an Illinois limited liability company, and KIMBALL HILL HOMES HOUSTON OPERATIONS, L.L.C. (“Houston Operations”), a Texas limited liability company.

Houston Operations, as General Partner, and Houston Investments, as Limited Partner, entered into the River Oaks Realty Limited Partnership Agreement effective as of May 1, 2003.  Subsequently, Houston Operations and Houston Investments entered into the certain First Amendment to River Oaks Realty Limited Partnership Agreement effective as of May 20, 2004 and the Second Amendment to River Oaks Realty Limited Partnership Agreement effective December 13, 2005.

Houston Investments (hereinafter called the “Limited Partner”) and Houston Operations (hereinafter called the “General Partner”) wish to further amend the River Oaks Realty Limited Partnership Agreement as provided hereinafter.

NOW, THEREFORE, the General Partner and the Limited Partner hereby amend Article VIII of the River Oaks Realty Limited Partnership Agreement by deleting Article VIII in its entirety and replacing it with the following new Article VIII:

ARTICLE VIII
MANAGEMENT AND INDEMNIFICATION

Section 8.1            Authority of General Partner

The General Partner shall have sole authority to manage the business and affairs of the Partnership, which authority shall be delegated as provided in this Agreement.  Subject to the limitations in this Agreement, the General Partner shall have the authority to take any action it deems to be necessary or appropriate in connection with the business and affairs of the Partnership, including without limitation the power and authority to:

8.1.1        acquire by purchase, lease, or otherwise, any real or personal property, tangible or intangible and to deal with, purchase, sell, mortgage, transfer, assign or otherwise dispose of any and all of the assets of the Partnership;

8.1.2        construct, operate, maintain, finance, and improve, and to own, sell, convey, assign, mortgage, or lease any real estate and any personal property;

8.1.3        sell, dispose, trade, or exchange Partnership assets in the ordinary course of the Partnership’s business;

8.1.4        enter into agreements and contracts and to give receipts, releases, and discharges;

8.1.5        purchase liability and other insurance to protect the Partnership’s properties and business;

8.1.6        execute or modify leases with respect to any part or all of the assets of the Partnership;

8.1.7        prepay, in whole or in part, refinance, amend, modify, or extend any mortgages, trust deeds or security agreements which may affect any asset of the Partnership and in connection therewith to execute for and on behalf of the Partnership any extensions, renewals, or modifications of such mortgages, trust deeds or security agreements;

8.1.8        execute any and all other instruments and documents which may be necessary or in the opinion of the General Partner desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Partnership;

8.1.9        make any and all expenditures which the General Partner, in its sole discretion, or in the discretion of the parties to whom the General Partner has delegated the authority to act for the Partnership as provided for above, deems necessary or appropriate in connection with the management of the affairs of the Partnership and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting and other related expenses incurred in connection with the organization and financing and operation of the Partnership;

8.1.10      enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Partnership;

8.1.11      invest and reinvest Partnership reserves in short-term instruments or money market funds;

8.1.12      take any and all other action which is permitted under law or which is customary or reasonably related to the operation, management or conducting of the business or affairs of the Partnership, subject to the limitations expressly stated in this Agreement; and the enumeration of powers in this Agreement shall not limit the general or implied powers of the General Partner or any additional powers provided by law;

8.1.13      take any and all action required to guarantee the indebtedness of Kimball Hill, Inc and/or its subsidiaries; and

8.1.14      delegate any or all of its authority and powers as manager of the Partnership to the Management Committee.

Section 8.2            Establishment of Management Committee

The General Partner hereby establishes a committee (the “Management Committee”) and delegates to the Management Committee the General Partner’s full power and authority to represent the Partnership, to act in the name of the Partnership and to manage the business of the Partnership, including without limitation the powers and authorities set forth in Section 8.1 of this Agreement.  Further, the General Partner hereby authorizes the Management Committee to delegate its powers and authorities to the officers or other managers of the Partnership.  In addition, the officers of the Partnership described in Section 8.5 shall have the powers and authorities set forth therein.  The officers of the Partnership shall conduct the business operations and activities of the Partnership in a manner consistent with the policies adopted from time to time by the Management Committee.

Section 8.3            Composition of Management Committee

The Management Committee shall consist of three persons (“Management Committee Members”), who shall be appointed from time to time by the General Partner.  The General Partner hereby appoints David K. Hill, Eugene K. Rowehl and Hal H. Barber as the Management Committee Members, effective as of the date of this Third Amendment.  Each Management Committee Member shall hold office until his successor shall have been appointed by the General Partner.  Management Committee Members need not be residents of the state in which the Partnership is organized.  Any vacancy occurring in the Management Committee shall be filled by the General Partner.  The Management Committee from time to time shall appoint officers of the Company to act for and on behalf of the Company.

Section 8.4            Meetings of Management Committee

The Management Committee shall meet at such times and places as a majority of the Management Committee Members may designate from time to time.  Notice of any meeting shall be given at least five days previous thereto by written notice mailed or telefaxed to each Management Committee Member at his business address, unless the giving of such notice is waived by such Management Committee Member.  The attendance of a Management Committee Member at any meeting shall constitute a waiver of notice of such meeting.  Neither the business to be transacted at, nor the purpose of, any meeting of the Management Committee need be specified in the notice or waiver of notice of such meeting.

Section 8.5            Quorum

A majority of the Management Committee shall constitute a quorum for transaction of business at any meeting of the Management Committee.  The act of the majority of the Management Committee Members present at a meeting at which a quorum is present shall be the act of the Management Committee.  Any action which may be taken at a meeting of the Management Committee may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by all the Management Committee Members.  Any written consent signed by all the Management Committee Members shall have the same effect as a unanimous vote, and may be stated as such in any document reflecting action taken by the Management Committee.

Section 8.6            Officers of the Partnership

The officers of the Partnership shall be a chairman and chief executive officer, one or more vice chairmen, a president, one or more vice-presidents, a chief financial officer, a treasurer, a secretary, one or more assistant treasurers and assistant secretaries, and such other officers as may be elected or appointed from time to time by the Management Committee.  Any two or more offices may be held by the same person.  Each officer shall hold office until his successor shall have been duly elected or until his death or until he shall resign or shall have been removed by the Management Committee.  Election of an officer shall not of itself create contract rights.  Each officer shall have the power and authority, in his sole discretion, to delegate any and all of his duties and responsibilities as an officer of the Partnership.

(a)           Chairman and Chief Executive Officer.  Subject to the direction and control of the Management Committee, the chairman and chief executive officer shall be the chief executive officer of the Partnership and shall have the following general duties and responsibilities:  be in charge of the business of the Partnership: see that the resolutions and directions of the Management Committee are carried into effect except in those instances in which that responsibility is specifically assigned to some other person by the Management Committee; and, in general, discharge all duties incident to the office of chairman and such other duties as may be prescribed by the Management Committee from time to time.  The chairman shall preside at all meetings of the Management Committee.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, the chairman may execute for the Partnership any contracts, deeds, mortgages, bonds, or other instruments which the Management Committee has authorized to be executed.

(b)           Vice Chairmen.  The vice chairman (or vice chairmen) shall assist the chairman in the discharge of his duties as the chairman may direct and shall perform such other duties as from time to time may be assigned to him by the chairman or by the Management Committee.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, each vice chairman may execute for the Partnership any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

(c)           President.  The president shall assist the chairman in the discharge of the chairman’s duties as the chairman may direct and shall perform such other duties as from time to time may be assigned to him by the chairman or by the Management Committee.  In the absence of the chairman or in the event of his inability or refusal to act, the president shall perform the duties of the chairman, and when so acting, shall have all the powers of the chairman.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, the president may execute for the Partnership any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

(d)           Vice Presidents.  Each of the vice-presidents shall assist the president in the discharge of the president’s duties as the president may direct and shall perform such other duties as from time to time may be assigned to him by the chairman, the president or the Management Committee.  In the absence of the president or in the event of his inability or refusal to act, the vice-presidents in the order of seniority of tenure as vice-president shall perform the duties of the president, and when so acting, shall have all the powers of the president.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, each of the vice-presidents may execute for the Partnership any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

(e)           Chief Financial Officer.  The chief financial officer shall be the principal financial and accounting officer of the Partnership.  He shall have charge of and be responsible for the maintenance of adequate books of account for the Partnership, have charge and custody of all funds and securities of the Partnership and be responsible for the receipt and disbursement thereof, and perform all the duties incident to the office of chief financial officer and such other duties as from time to time may be assigned to him by the chairman or the Management Committee.

(f)            Treasurer.  The treasurer shall be responsible for the Partnership’s cash management systems and procedures and the Partnership’s banking and finance relationships with lenders and investors, and shall perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the chairman or the Management Committee.

(g)           Secretary.  The secretary shall record the minutes of Management Committee meetings or actions taken by unanimous consent of the Management Committee, be custodian of the Partnership’s records, sign with the chairman or the president or a vice-president or any other officer authorized by the Management Committee any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed, except when a different mode of execution is expressly prescribed by the Management Committee, and perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chairman, the president or the Management Committee.

(h)           Assistant Treasurers.  The assistant treasurers shall perform such duties as shall be assigned to them by the chief financial officer, the treasurer, the chairman, the president or the Management Committee.

(i)            Assistant Secretaries.  The assistant secretaries shall perform such duties as shall be assigned to them by the secretary, the chairman, the president or the Management Committee.

IN WITNESS WHEREOF, the undersigned have executed this Third Amendment to Limited Partnership Agreement of River Oaks Realty Limited Partnership as of the date first above written.

GENERAL PARTNER:

KIMBALL HILL HOMES HOUSTON OPERATIONS, L.L.C.
a Texas limited liability company

By:	/s/ David K. Hill
David K. Hill
Manager

LIMITED PARTNER:

KIMBALL HILL HOMES HOUSTON INVESTMENTS, L.L.C.
an Illinois limited liability company

By:	/s/ David K. Hill
David K. Hill
Manager